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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  FORM N-18F-1


                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.

                         NATIONS SEPARATE ACCOUNT TRUST
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                            Exact Name of Registrant

                            NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Little Rock and the state of Arkansas on
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the 21st day of August, 2002.

                                                 NATIONS SEPARATE ACCOUNT TRUST


                                                 By:  /s/ Richard H. Blank, Jr.
                                                    ----------------------------
                                                       Richard H. Blank, Jr.
                                                       Secretary


Attest:     /s/ Carolyn Wyse
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            Carolyn Wyse
            Assistant Secretary